Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-256729) on Form S-8 of The Marcus Corporation of our report dated June 26, 2023, with respect to the statement of net assets available for benefits of The Marcus Corp 401(k) Retirement Savings Plan as of December 31, 2022, and the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2022, which report appears in the December 31, 2022 annual report on Form 11-K of The Marcus Corp 401(k) Retirement Savings Plan.

/s/ Wipfli LLP
Milwaukee, Wisconsin

June 26, 2023